                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)

                                    KSW, INC.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    48268R106
                                 (CUSIP Number)

                               Gaetano J. Casillo
                          Allen & Company Incorporated
           711 Fifth Avenue, New York, New York 10022, (212) 830-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                February 12, 1996
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

- -------------------                                         -----------------
CUSIP No. 48268R106                                         Page 2 of 18
- -------------------                                         ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Holding Inc.
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [x]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          399,389
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          7.3%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          HC
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                         -----------------
CUSIP No. 48268R106                                         Page 3 of 18
- -------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen & Company Incorporated
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [x]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     W/C
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
- ------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
          399,389
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          399,389
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          399,389
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          7.3%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          CO, BD.
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                         -----------------
CUSIP No. 48268R106                                         Page 4 of 18
- -------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Paul A. Gould
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [x]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
- ------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
          115,500
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          115,500
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          115,500
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.1%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                AMENDMENT NO.1
                                    TO THE
                                 SCHEDULE 13D


          The Reporting Persons, consisting of Allen & Company Incorporated ("ACI"), Allen Holding Inc. ("AHI") and Paul A. Gould (collectively, the "Reporting Persons"), hereby amend their Schedule 13D relating to the Common Stock, par value $0.01 per share, of KSW, Inc, (the "Issuer") as set forth herein.

          The Reporting Persons amend their Schedule 13D relating to the Issuer's Common Stock to reflect recent trades involving the Issuer's Common Stock effected by ACI in its capacity as a market-maker and the reportable changes in ACI's and AHI's respective holdings of the Issuer's Common Stock as a result of such trades.

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on May 17, 1996, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of Shares of Common Stock that were reported to be outstanding by the Issuer in its Annual Report on Form 10-K for the year ended 3/31/96).

==============================================================================
        Name             Shares of Common Stock             Percentage
- -----------------------------------------------------------------------------
Allen Holding Inc.                399,389(1)                     7.3%
- -----------------------------------------------------------------------------
Allen & Company Incorporated(1)   399,389(1)                     7.3%
- -----------------------------------------------------------------------------
Paul A. Gould                     115,500                        2.1%
==============================================================================

(1) Includes a long position of 129,889 shares held in ACI's market maker account.

       (b) ACI has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of the Issuer's Common Stock which ACI owns as reported in Item 5(a) herein. AHI owns 100% of the outstanding stock of ACI, and so may be deemed to beneficially own the Issuer's Common Stock which ACI owns as reported in Item 5(a) herein. Paul A. Gould has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the Issuer's Common Stock which Mr. Gould owns as reported in
Item 5(a) herein. Paul A. Gould is a Managing Director of ACI; however, each of ACI and Mr. Gould expressly disclaim beneficial ownership of the Issuer's Common Stock held of record by the other.

       (c) Trades made by ACI relating to the Issuer's Common Stock in the past 60 days in its capacity as a market maker are reflected on Exhibit A attached hereto and incorporated herein by this reference.

       (d) To the best of Reporting Persons' knowledge, except as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock which Reporting Persons may be deemed to own beneficially.

       (e)    Not applicable.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of Issuer

       (a.) Not Applicable


Item 7.   Material to be filed as Exhibits

          Exhibit A -- Directors and Executive Officers of Allen Holding Inc. and Allen & Company Incorporated.

          Exhibit B -- Market Maker Transactions within the last 60 days.

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  May 21, 1996


ALLEN HOLDING INC.


  By:  -------------------------
       Gaetano J. Casillo
       Vice President

ALLEN & COMPANY INCORPORATED


  By:  -------------------------
       Gaetano J. Casillo
       Vice President




- --------------------------
Paul A. Gould

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  May 21, 1996


ALLEN HOLDING INC.


  By:  /s/ Gaetano J. Casillo
- ----------------------------------------
       Gaetano J. Casillo
       Vice President

ALLEN & COMPANY INCORPORATED


  By:  /s/ Gaetano J. Casillo
- ----------------------------------------
       Gaetano J. Casillo
       Vice President




- --------------------------
Paul A. Gould

                                   EXHIBIT A


            OFFICERS AND DIRECTORS OF ALLEN & COMPANY INCORPORATED



        Name**              Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

Herbert A. Allen                *          President, Managing Director,
                                           Director, Chief Executive Officer

Herbert A. Allen III            *          Vice President - Elect, Director

Grace Allen                     *          Director

Eran S. Ashany                  *          Vice President, Director

Soledad Bastiancich             *          Vice President - Elect

Samuel H. Baker                 *          Vice President - Elect, Director

Jonathan S. Bean                *          Vice President - Elect

Robert E. Beers                 *          Vice President - Elect

Edmund M. Bleich                *          Vice President

Denise Calvo-Silver             *          Vice President, Director

Dominick J. Cantalupo           *          Co-Chief Operations Officer, Vice
                                           President

Marvyn Carton                   *          Director - Emeritus

Gaetano J. Casillo              *          Chief Compliance Officer, Vice
                                           President

Robert H. Cosgriff              *          Chief Administrative Officer,
                                           Executive Vice President, Managing
                                           Director, Director

Richard M. Crooks, Jr.          *          Director

Thalia V. Crooks                *          Vice President, Director

Mary L. Cullen                  *          Vice President, Secretary, Director

Orin F. Devereux                *          Vice President, Director

        Name**              Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

Howard M. Felson                *          Assistant Secretary, Vice President

Anthony J. Ferrante             *          Treasurer

Richard Fields                  *          Executive Vice President - Elect,
                                           Managing Director, Director

Paul A. Gould                   *          Executive Vice President, Managing
                                           Director, Director

John G. Hall                    *          Vice President - Elect, Director

Daniel P. Harley                *          Vice President - Elect

John H. Josephson               *          Vice President, Director

Clark R. Keough                 *          Vice President - Elect, Director

Donald R. Keough                *          Chairman of the Board, Director

Dara Khosrowshahi               *          Vice President - Elect, Director

Kaveh A. Khosrowshahi           *          Vice President - Elect, Director

Neal Kopp                       *          Vice President

Irwin H. Kramer                 *          Executive Vice President, Managing
                                           Director, Director

Terry Allen Kramer              *          Director

Suzanne G. Kucera               *          Vice President - Elect, Director

Robert J. Kurz                  *          Vice President

P. Don Lattimer                 *          Director

William F. Leimkuhler           *          Assistant Secretary, Vice President
                                           - Elect, Counsel

Jeffrey J. Logan                *          Vice President

Sharon K. Losee                 *          Vice President - Elect

Dan W. Lufkin                   *          Special Advisor to the Board of
                                           Directors

        Name**              Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

Ellen F. Lynch                  *          Vice President

Robert A. Mackie                *          Executive Vice President, Managing
                                           Director, Director

James C. Maiden, Jr.            *          Vice President

Raymond J. Martin               *          Vice President - Elect, Director

Terence A. McCarthy             *          Co-Chief Operations Officer, Vice
                                           President

Robert C. Miller                *          Vice President - Elect, Director

Brian J. Murphy                 *          Vice President, Director

Louis J. Mustacchio             *          Vice President - Elect

Walter T. O'Hara, Jr.           *          Executive Vice President, Managing
                                           Director, Director

Glenn A. Okun                   *          Vice President, Director

Nancy B. Peretsman              *          Executive Vice President, Managing
                                           Director, Director

Patrick S. Perry                *          Vice President - Elect, Director

Pamela M. Plager                *          Vice President - Elect, Director

Eugene Protash                  *          Vice President - Elect

James W. Quinn                  *          Chief Financial Officer, Director,
                                           Vice President, Assistant Secretary

Philip D. Scaturro              *          Executive Vice President, Managing
                                           Director, Director

John A. Schneider               *          Executive Vice President, Managing
                                           Director, Director



Enrique F. Senior               *          Executive Vice President, Managing
                                           Director, Director

        Name**              Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated


Stanley S. Shuman               *          Executive Vice President, Managing
                                           Director, Director

John M. Simon                   *          Executive Vice President, Managing
                                           Director, Director

Daniel Selmonosky               *          Vice President - Elect, Director

Ian G. Smith                    *          Vice President - Elect

Lauren M. Tyler                 *          Vice President - Elect, Director

Dennis J. Warfield              *          Vice President - Elect

Kim M. Weiland                  *          Vice President - Elect, Director

Edward D. Weinberger            *          Vice President, Director

Harold M. Wit                   *          Executive Vice President, Managing
                                           Director, Director

* 711 Fifth Avenue, New York, New York 10022-3194.

** All the Executive Officers and Directors of Allen & Company Incorporated are U.S. citizens unless otherwise indicated.

                            OFFICERS AND DIRECTORS
                             OF ALLEN HOLDING INC.



        Name**              Business       Principal Occupation (i.e.,
                             Address       Position with Allen Holding Inc.)


Herbert A. Allen                *          President, Managing Director,
                                           Director, Chief Executive Officer

Herbert A. Allen, III           *          Vice President - Elect, Director

Grace Allen                     *          Director

Eran S. Ashany                  *          Vice President

Samuel H. Baker                 *          Vice President - Elect

Soledad Bastiancich             *          Vice President - Elect

Jonathan S. Bean                *          Vice President - Elect

Robert E. Beers                 *          Vice President - Elect

Edmund M. Bleich                *          Vice President

Denise Calvo-Silver             *          Vice President, Director

Dominick J. Cantalupo           *          Co-Chief Operations Officer, Vice
                                           President

Marvyn Carton                   *          Director - Emeritus

Gaetano J. Casillo              *          Chief Compliance Officer, Vice
                                           President

Robert H. Cosgriff              *          Chief Administrative Officer,
                                           Executive Vice President, Managing
                                           Director, Director

Richard M. Crooks, Jr.          *          Director

Thalia V. Crooks                *          Vice President, Director

Mary L. Cullen                  *          Vice President, Secretary, Director

Orin F. Devereux                *          Vice President, Director

        Name**              Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

Howard M. Felson                *          Assistant Secretary, Vice President

Anthony J. Ferrante             *          Treasurer

Richard L. Fields               *          Executive Vice President - Elect,
                                           Managing Director, Director
                                           Executive Vice President, Managing
                                           Director, Director

John G. Hall                    *          Vice President - Elect, Director

Daniel P. Harley                *          Vice President - Elect

John H. Josephson               *          Vice President, Director

Donald R. Keough                *          Chairman, Director

Clark R. Keough                 *          Vice President - Elect, Director

Dara Khosrowshahi               *          Vice President - Elect, Director

Kaveh A. Khosrowshahi           *          Vice President - Elect, Director

Neal Kopp                       *          Vice President

Irwin H. Kramer                 *          Executive Vice President, Managing
                                           Director, Director

Terry Allen Kramer              *          Director

Suzanne G. Kucera               *          Vice President - Elect, Director

Robert J. Kurz                  *          Vice President

P. Don Lattimer                 *          Executive Vice President, Managing
                                           Director, Director

William F. Leimkuhler           *          Assistant Secretary, Vice President
                                           - Elect, Counsel

Jeffrey J. Logan                *          Vice President

Sharon K. Losee                 *          Vice President - Elect

Dan W. Lufkin                   *          Special Advisor to the Board of
                                           Directors

Ellen F. Lynch                  *          Vice President

        Name**              Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

Robert A. Mackie                *          Executive Vice President, Managing
                                           Director, Director

James C. Maiden, Jr.            *          Vice President

Raymond J. Martin               *          Vice President - Elect, Director

Terence C. McCarthy             *          Co-Chief Operations Officer, Vice
                                           President Vice President - Elect,
                                           Director

Brian J. Murphy                 *          Vice President, Director

Louis J. Mustacchio             *          Vice President - Elect

Walter T. O'Hara                *          Executive Vice President, Managing
                                           Director, Director

Glenn A. Okun                   *          Vice President, Director

Nancy B. Peretsman              *          Executive Vice President, Managing
                                           Director, Director

Patrick S. Perry                *          Vice President - Elect, Director

Pamela M. Plager                *          Vice President - Elect, Director

Eugene Protash                  *          Assistant Secretary, Vice President
                                           - Elect

James W. Quinn                  *          Chief Financial Officer, Vice
                                           President, Assistant Secretary,
                                           Director

Philip D. Scaturro              *          Executive Vice President, Managing
                                           Director, Director

John A. Schneider               *          Executive Vice President, Managing
                                           Director, Director

Daniel Selmonosky               *          Vice President - Elect, Director

Enrique F. Senior               *          Executive Vice President, Managing
                                           Director, Director

Stanley S. Shuman               *          Executive Vice President, Managing
                                           Director, Director

        Name**              Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

John M. Simon                   *          Executive Vice President, Managing
                                           Director, Director

Ian G. Smith                    *          Vice President - Elect

Lauren M. Tyler                 *          Vice President - Elect, Director

Dennis J. Warfield              *          Vice President - Elect

Kim M. Weiland                  *          Vice President - Elect, Director

Edward D. Weinberger            *          Vice President, DirectorExecutive
                                           Vice President, Managing Director,
                                           Director





*         711 Fifth Avenue, New York, New York 10022-3194.

** All the Executive Officers and Directors of Allen Holding Inc. are U.S. citizens unless otherwise indicated.




74826

<EX-B>
                                                 ALLEN TRADE DATE HISTORY REPORT

PAGE :  1
DATE : 05-20-1996


  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
03/15/96  03/20/96  B       6D  K000203 48268R106000     KSWW       83       2.75         228.25 0020000519      226  005  G0234
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  B       6D  K000203 48268R106000     KSWW      166       2.75         456.50 0020000519       30  005  G0225
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  B       6D  K000203 48268R106000     KSWW      166       2.75         456.50 0020000519       15  005  G0232
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  B       6D  K000203 48268R106000     KSWW      249       2.75         684.75 0020000519      235  005  G0224
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  B       6D  K000203 48268R106000     KSWW      416       2.75        1144.00 0020000519      158  005  G0229
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  B       6D  K000203 48268R106000     KSWW      416       2.75        1144.00 0020000519       30  005  G0230
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  B       6D  K000203 48268R106000     KSWW      417       2.75        1146.75 0020000519       30  005  G0226
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  B       6D  K000203 48268R106000     KSWW      749       2.75        2059.75 0020000519       15  005  G0231
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  B       6D  K000203 48268R106000     KSWW     4000       2.75       11000.00 0020000519      141  005  G0227
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  B       6D  K000203 48268R106000     KSWW     5000       2.75       13750.00 0020000519       30  005  G0228
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  B       6D  K000203 48268R106000     KSWW     5000     2.8125       14062.50 0020000519      501  005  G0233
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  2
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
03/15/96  03/20/96  S       6D  K000203 48268R106000     KSWW       59     2.8125         165.94 0020000519       15  005  G0240
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  S       6D  K000203 48268R106000     KSWW      192     2.8125         540.00 0020000519      418  005  G0236
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  S       6D  K000203 48268R106000     KSWW      500     2.8125        1406.25 0020000519       30  005  G0237
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  S       6D  K000203 48268R106000     KSWW     5000     2.8125       14062.50 0020000519      277  005  G0235
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  S       6D  K000203 48268R106000     KSWW     5000      2.875       14375.00 0020000519       30  005  G0238
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/15/96  03/20/96  S       6D  K000203 48268R106000     KSWW     5000          3       15000.00 0020000519       30  005  G0239
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/18/96  03/21/96  B       6D  K000203 48268R106000     KSWW       83       2.75         228.25 0020000519      164  005  G0292
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/18/96  03/21/96  B       6D  K000203 48268R106000     KSWW      166       2.75         456.50 0020000519       15  005  G0290
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/18/96  03/21/96  B       6D  K000203 48268R106000     KSWW      416       2.75        1144.00 0020000519      164  005  G0289
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/18/96  03/21/96  B       6D  K000203 48268R106000     KSWW      500       2.75        1375.00 0020000519      164  005  G0291
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/18/96  03/21/96  S       6D  K000203 48268R106000     KSWW       67      2.875         192.63 0020000519      418  005  G0294
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  3
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
03/18/96  03/21/96  S       6D  K000203 48268R106000     KSWW     1000       2.81        2810.00 0020000519      161  005  G0293
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/19/96  03/22/96  B       6D  K000203 48268R106000     KSWW       42       2.75         115.50 0020000519      161  005  G0271
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/19/96  03/22/96  B       6D  K000203 48268R106000     KSWW       75       2.75         206.25 0020000519      141  005  G0270
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/19/96  03/22/96  B       6D  K000203 48268R106000     KSWW       84      2.625         220.50 0020000519      226  005  G0269
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/19/96  03/22/96  B       6D  K000203 48268R106000     KSWW     2500       2.75        6875.00 0020000519      158  005  G0268
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/19/96  03/22/96  B       6D  K000203 48268R106000     KSWW     3375       2.75        9281.25 0020000519       30  005  G0267
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/19/96  03/22/96  S       6D  K000203 48268R106000     KSWW       59        2.8         165.20 0020000519       30  005  G0272
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/20/96  03/25/96  B       6D  K000203 48268R106000     KSWW       99      2.875         284.63 0020000519      164  005  G0207
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/20/96  03/25/96  B       6D  K000203 48268R106000     KSWW      249      2.875         715.88 0020000519      226  005  G0206
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/20/96  03/25/96  B       6D  K000203 48268R106000     KSWW      291     2.6875         782.06 0020000519       15  005  G0205
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/20/96  03/25/96  B       6D  K000203 48268R106000     KSWW      416      2.625        1092.00 0020000519      226  005  G0204
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  4
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
03/20/96  03/25/96  S       6D  K000203 48268R106000     KSWW      196       2.93         574.28 0020000519       30  005  G0209
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/20/96  03/25/96  S       6D  K000203 48268R106000     KSWW      300       2.75         825.00 0020000519      201  005  G0208
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW        4     3.0625          12.25 0020000519      201  005  G0360
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW       41     3.0625         125.56 0020000519       30  005  G0359
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW      125      3.125         390.63 0020000519       44  005  G0351
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW      141      3.125         440.63 0020000519       30  005  G0354
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW      208      3.125         650.00 0020000519       15  005  G0358
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW      283      2.875         813.63 0020000519      164  005  G0348
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW      333      3.125        1040.63 0020000519       30  005  G0352
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW      333      3.125        1040.63 0020000519       30  005  G0353
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW      416      3.125        1300.00 0020000519       30  005  G0357
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  5
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW      833      3.125        2603.13 0020000519      164  005  G0355
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW     1083     3.0625        3316.69 0020000519      201  005  G0350
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW     1500      3.125        4687.50 0020000519      164  005  G0356
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  B       6D  K000203 48268R106000     KSWW     8000          3       24000.00 0020000519      164  005  G0349
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  S       6D  K000203 48268R106000     KSWW      218     3.1875         694.88 0020000519      164  005  G0364
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  S       6D  K000203 48268R106000     KSWW     1000      3.125        3125.00 0020000519      158  005  G0362
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  S       6D  K000203 48268R106000     KSWW     1000       3.25        3250.00 0020000519      161  005  G0365
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  S       6D  K000203 48268R106000     KSWW     2000      3.125        6250.00 0020000519      327  005  G0363
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  S       6D  K000203 48268R106000     KSWW     3000       3.25        9750.00 0020000519       30  005  G0366
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/21/96  03/26/96  S       6D  K000203 48268R106000     KSWW     5000      3.125       15625.00 0020000519      501  005  G0361
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/22/96  03/27/96  B       6D  K000203 48268R106000     KSWW       41          3         123.00 0020000519      418  005  G0333
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  6
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
03/22/96  03/27/96  B       6D  K000203 48268R106000     KSWW       41     3.0625         125.56 0020000519      161  005  G0334
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/22/96  03/27/96  B       6D  K000203 48268R106000     KSWW       83          3         249.00 0020000519      418  005  G0332
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/22/96  03/27/96  B       6D  K000203 48268R106000     KSWW      150          3         450.00 0020000519       30  005  G0328
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/22/96  03/27/96  B       6D  K000203 48268R106000     KSWW      408       2.75        1122.00 0020000519       30  005  G0326
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/22/96  03/27/96  B       6D  K000203 48268R106000     KSWW      416          3        1248.00 0020000519      418  005  G0329
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/22/96  03/27/96  B       6D  K000203 48268R106000     KSWW      503      3.125        1571.88 0020000519      164  005  G0331
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/22/96  03/27/96  B       6D  K000203 48268R106000     KSWW     1000          3        3000.00 0020000519      164  005  G0330
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/22/96  03/27/96  B       6D  K000203 48268R106000     KSWW     1500          3        4500.00 0020000519      164  005  G0327
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/22/96  03/27/96  S       6D  K000203 48268R106000     KSWW        4     3.1875          12.75 0020000519      161  005  G0337
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/22/96  03/27/96  S       6D  K000203 48268R106000     KSWW      236     3.1875         752.25 0020000519      418  005  G0336
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/22/96  03/27/96  S       6D  K000203 48268R106000     KSWW      300     3.1875         956.25 0020000519       15  005  G0335
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  7
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
03/25/96  03/28/96  B       6D  K000203 48268R106000     KSWW      166       2.75         456.50 0020000519      418  005  G0255
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/25/96  03/28/96  S       6D  K000203 48268R106000     KSWW        1     3.0625           3.06 0020000519      161  005  G0256
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/26/96  03/29/96  B       6D  K000203 48268R106000     KSWW       16       2.75          44.00 0020000519      418  005  G0236
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/26/96  03/29/96  B       6D  K000203 48268R106000     KSWW       83       2.75         228.25 0020000519      164  005  G0237
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/26/96  03/29/96  B       6D  K000203 48268R106000     KSWW     2499       2.75        6872.25 0020000519      226  005  G0235
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/27/96  04/01/96  B       6D  K000203 48268R106000     KSWW       83       2.75         228.25 0020000519      201  005  G0245
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/27/96  04/01/96  B       6D  K000203 48268R106000     KSWW      116      2.625         304.50 0020000519       44  005  G0244
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/28/96  04/02/96  B       6D  K000203 48268R106000     KSWW        3      2.625           7.88 0020000519      161  005  G0228
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/28/96  04/02/96  B       6D  K000203 48268R106000     KSWW       83      2.625         217.88 0020000519      164  005  G0227
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/28/96  04/02/96  B       6D  K000203 48268R106000     KSWW      166      2.625         435.75 0020000519      226  005  G0226
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/28/96  04/02/96  B       6D  K000203 48268R106000     KSWW      333      2.625         874.13 0020000519      785  005  G0225
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  8
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
03/28/96  04/02/96  S       6D  K000203 48268R106000     KSWW     1959       2.75        5387.25 0020000519      164  005  G0229
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/29/96  04/03/96  B       6D  K000203 48268R106000     KSWW      124       2.75         341.00 0020000519      164  005  G0302
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/29/96  04/03/96  B       6D  K000203 48268R106000     KSWW      166      2.625         435.75 0020000519      286  005  G0298
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/29/96  04/03/96  B       6D  K000203 48268R106000     KSWW      166      2.625         435.75 0020000519      418  005  G0299
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/29/96  04/03/96  B       6D  K000203 48268R106000     KSWW      183      2.625         480.38 0020000519      226  005  G0301
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/29/96  04/03/96  B       6D  K000203 48268R106000     KSWW      457       2.75        1256.75 0020000519      226  005  G0305
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/29/96  04/03/96  B       6D  K000203 48268R106000     KSWW      999      2.625        2622.38 0020000519      164  005  G0300
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/29/96  04/03/96  B       6D  K000203 48268R106000     KSWW     1000       2.75        2750.00 0020000519      654  005  G0303
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/29/96  04/03/96  B       6D  K000203 48268R106000     KSWW     2000      2.625        5250.00 0020000519       30  005  G0297
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/29/96  04/03/96  B       6D  K000203 48268R106000     KSWW     2000       2.75        5500.00 0020000519      352  005  G0304
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


03/29/96  04/03/96  S       6D  K000203 48268R106000     KSWW     3916       2.75       10769.00 0020000519      164  005  G0306
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  9
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
03/29/96  04/03/96  S       6D  K000203 48268R106000     KSWW     4000      2.875       11500.00 0020000519      164  005  G0307
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/01/96  04/04/96  B       6D  K000203 48268R106000     KSWW      208      2.625         546.00 0020000519      161  005  G0280
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/01/96  04/04/96  B       6D  K000203 48268R106000     KSWW      241       2.75         662.75 0020000519      226  005  G0284
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/01/96  04/04/96  B       6D  K000203 48268R106000     KSWW     1000       2.75        2750.00 0020000519      158  005  G0283
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/01/96  04/04/96  B       6D  K000203 48268R106000     KSWW     3000       2.75        8250.00 0020000519      443  005  G0281
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/01/96  04/04/96  B       6D  K000203 48268R106000     KSWW     7000       2.75       19250.00 0020000519      158  005  G0282
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/01/96  04/04/96  S       6D  K000203 48268R106000     KSWW     2000     2.8125        5625.00 0020000519      352  005  G0285
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/02/96  04/08/96  B       6D  K000203 48268R106000     KSWW       41      2.375          97.38 0020000519       30  005  G0186
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/02/96  04/08/96  B       6D  K000203 48268R106000     KSWW       83      2.375         197.13 0020000519      164  005  G0187
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/02/96  04/08/96  B       6D  K000203 48268R106000     KSWW     1000      2.375        2375.00 0020000519      158  005  G0182
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/02/96  04/08/96  B       6D  K000203 48268R106000     KSWW     2500        2.5        6250.00 0020000519      501  005  G0183
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  10
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
04/02/96  04/08/96  B       6D  K000203 48268R106000     KSWW     2500      2.625        6562.50 0020000519      501  005  G0185
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/02/96  04/08/96  B       6D  K000203 48268R106000     KSWW     3000      2.625        7875.00 0020000519      158  005  G0184
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/02/96  04/08/96  S       6D  K000203 48268R106000     KSWW      184      2.625         483.00 0020000519      164  005  G0188
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/03/96  04/09/96  B       6D  K000203 48268R106000     KSWW      166       2.25         373.50 0020000519       30  005  G0248
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/03/96  04/09/96  S       6D  K000203 48268R106000     KSWW      800        2.5        2000.00 0020000519      286  005  G0249
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/03/96  04/09/96  S       6D  K000203 48268R106000     KSWW     2000        2.5        5000.00 0020000519      286  005  G0250
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/04/96  04/10/96  B       6D  K000203 48268R106000     KSWW       83       2.25         186.75 0020000519      164  005  G0172
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/04/96  04/10/96  B       6D  K000203 48268R106000     KSWW      200       2.25         450.00 0020000519      418  005  G0170
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/04/96  04/10/96  B       6D  K000203 48268R106000     KSWW      291       2.25         654.75 0020000519      164  005  G0171
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/04/96  04/10/96  S       6D  K000203 48268R106000     KSWW        1        2.5           2.50 0020000519      161  005  G0173
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/08/96  04/11/96  B       6D  K000203 48268R106000     KSWW       62       2.25         139.50 0020000519      418  005  G0180
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  11
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
04/08/96  04/11/96  B       6D  K000203 48268R106000     KSWW      149       2.25         335.25 0020000519      164  005  G0179
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/08/96  04/11/96  B       6D  K000203 48268R106000     KSWW      500       2.25        1125.00 0020000519      161  005  G0175
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/08/96  04/11/96  B       6D  K000203 48268R106000     KSWW      750       2.25        1687.50 0020000519      164  005  G0177
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/08/96  04/11/96  B       6D  K000203 48268R106000     KSWW      833       2.25        1874.25 0020000519      161  005  G0178
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/08/96  04/11/96  B       6D  K000203 48268R106000     KSWW     2500       2.25        5625.00 0020000519      164  005  G0176
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/09/96  04/12/96  B       6D  K000203 48268R106000     KSWW       83       2.25         186.75 0020000519      164  005  G0209
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/09/96  04/12/96  B       6D  K000203 48268R106000     KSWW     2000       2.25        4500.00 0020000519      158  005  G0208
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/10/96  04/15/96  B       6D  K000203 48268R106000     KSWW      166      2.125         352.75 0020000519      418  005  G0318
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/10/96  04/15/96  B       6D  K000203 48268R106000     KSWW      958      2.125        2035.75 0020000519      418  005  G0320
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/10/96  04/15/96  B       6D  K000203 48268R106000     KSWW     1750      2.125        3718.75 0020000519      623  005  G0321
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/10/96  04/15/96  B       6D  K000203 48268R106000     KSWW     2500      2.125        5312.50 0020000519      164  005  G0317
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  12
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
04/10/96  04/15/96  B       6D  K000203 48268R106000     KSWW     2500      2.125        5312.50 0020000519      164  005  G0319
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/10/96  04/15/96  S       6D  K000203 48268R106000     KSWW     5000     2.1875       10937.50 0020000519      418  005  G0322
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/11/96  04/11/96  B       6D  K000203 48268R106000     KSWW     1974        2.5        4935.00 0020000519      201  005  G0224
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY
                             AS OF 02/09/96

04/11/96  04/16/96  B       6D  K000203 48268R106000     KSWW       74     2.0625         152.63 0020000519      418  005  G0228
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/11/96  04/16/96  B       6D  K000203 48268R106000     KSWW     1500      2.125        3187.50 0020000519      623  005  G0227
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/11/96  04/16/96  B       6D  K000203 48268R106000     KSWW     2000          2        4000.00 0020000519      164  005  G0225
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/11/96  04/16/96  B       6D  K000203 48268R106000     KSWW     2500     2.0625        5156.25 0020000519      158  005  G0226
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/11/96  04/16/96  S       6D  K000203 48268R106000     KSWW     6000     2.1875       13125.00 0020000519      418  005  G0229
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/12/96  04/17/96  B       6D  K000203 48268R106000     KSWW     1539     2.0625        3174.19 0020000519      164  005  G0282
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/12/96  04/17/96  B       6D  K000203 48268R106000     KSWW     5166     2.0625       10654.88 0020000519      161  005  G0283
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/15/96  04/18/96  B       6D  K000203 48268R106000     KSWW      166     2.1875         363.13 0020000519      418  005  G0234
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  13
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
04/15/96  04/18/96  B       6D  K000203 48268R106000     KSWW     1833     2.1875        4009.69 0020000519       30  005  G0233
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/15/96  04/18/96  S       6D  K000203 48268R106000     KSWW      150      2.375         356.25 0020000519      164  005  G0235
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/15/96  04/18/96  S       6D  K000203 48268R106000     KSWW      167      2.375         396.63 0020000519      164  005  G0236
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/15/96  04/18/96  S       6D  K000203 48268R106000     KSWW      411      2.375         976.13 0020000519      164  005  G0237
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/16/96  04/18/96  B       6D  K000203 48268R106000     KSWW      108     2.1875         236.25 0020000519      164  005  G0319
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY
                             AS OF 04/15/96

04/16/96  04/19/96  B       6D  K000203 48268R106000     KSWW      166     2.1875         363.13 0020000519       30  005  G0320
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/16/96  04/19/96  B       6D  K000203 48268R106000     KSWW     2149     2.1875        4700.94 0020000519      161  005  G0321
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/18/96  04/23/96  B       6D  K000203 48268R106000     KSWW       66      2.125         140.25 0020000519      418  005  G0298
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/18/96  04/23/96  B       6D  K000203 48268R106000     KSWW       83      2.125         176.38 0020000519       30  005  G0297
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/18/96  04/23/96  B       6D  K000203 48268R106000     KSWW      283      2.125         601.38 0020000519       30  005  G0296
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/18/96  04/23/96  B       6D  K000203 48268R106000     KSWW     5237      2.125       11128.63 0020000519      161  005  G0295
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  14
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
04/19/96  04/24/96  B       6D  K000203 48268R106000     KSWW      166      2.125         352.75 0020000519      107  005  G0287
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/19/96  04/24/96  B       6D  K000203 48268R106000     KSWW      500      2.125        1062.50 0020000519      164  005  G0288
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/19/96  04/24/96  S       6D  K000203 48268R106000     KSWW     3000       2.25        6750.00 0020000519       30  005  G0289
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/22/96  04/25/96  B       6D  K000203 48268R106000     KSWW      250      2.125         531.25 0020000519      161  005  G0391
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/23/96  04/26/96  B       6D  K000203 48268R106000     KSWW      200      2.125         425.00 0020000519      161  005  G0317
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/24/96  04/29/96  B       6D  K000203 48268R106000     KSWW       83          2         166.00 0020000519      725  005  G0278
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/24/96  04/29/96  B       6D  K000203 48268R106000     KSWW       83          2         166.00 0020000519      573  005  G0279
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/24/96  04/29/96  B       6D  K000203 48268R106000     KSWW      166          2         332.00 0020000519      161  005  G0275
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/24/96  04/29/96  B       6D  K000203 48268R106000     KSWW      500      2.125        1062.50 0020000519      164  005  G0277
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/24/96  04/29/96  B       6D  K000203 48268R106000     KSWW     2000          2        4000.00 0020000519     8022  005  G0276
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/25/96  04/30/96  B       6D  K000203 48268R106000     KSWW      250          2         500.00 0020000519      573  005  G0384
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  15
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
04/25/96  04/30/96  S       6D  K000203 48268R106000     KSWW        7       2.25          15.75 0020000519      161  005  G0385
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/26/96  05/01/96  B       6D  K000203 48268R106000     KSWW        4          2           8.00 0020000519      161  005  G0377
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/26/96  05/01/96  B       6D  K000203 48268R106000     KSWW      416          2         832.00 0020000519      164  005  G0374
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/26/96  05/01/96  B       6D  K000203 48268R106000     KSWW      500          2        1000.00 0020000519      164  005  G0375
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/26/96  05/01/96  B       6D  K000203 48268R106000     KSWW      608          2        1216.00 0020000519       30  005  G0376
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/26/96  05/01/96  S       6D  K000203 48268R106000     KSWW       24       2.25          54.00 0020000519      418  005  G0378
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/29/96  05/02/96  B       6D  K000203 48268R106000     KSWW       29          2          58.00 0020000519      725  005  G0286
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/29/96  05/02/96  B       6D  K000203 48268R106000     KSWW       31          2          62.00 0020000519      352  005  G0287
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/29/96  05/02/96  B       6D  K000203 48268R106000     KSWW      423          2         846.00 0020000519      164  005  G0285
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/30/96  05/03/96  B       6N  K000203 48268R106000     KSWW    75000          2      150000.00 0020000519      655  099  H0001
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/30/96  05/03/96  S       6N  K000203 48268R106000     KSWW    75000          2      150000.00 0020000519      655  099  G0389
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  16
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
04/30/96  05/03/96  B       6D  K000203 48268R106000     KSWW       83          2         166.00 0020000519      418  005  G0388
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


04/30/96  05/03/96  B       6D  K000203 48268R106000     KSWW     3083          2        6166.00 0020000519      164  005  G0387
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/01/96  05/06/96  B       6D  K000203 48268R106000     KSWW       83          2         166.00 0020000519      107  005  G0544
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/01/96  05/06/96  B       6D  K000203 48268R106000     KSWW     1000          2        2000.00 0020000519      164  005  G0543
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/01/96  05/06/96  S       6D  K000203 48268R106000     KSWW      100     2.0625         206.25 0020000519      164  005  G0545
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/02/96  05/07/96  B       6D  K000203 48268R106000     KSWW        8          2          16.00 0020000519      438  005  G0372
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/02/96  05/07/96  B       6D  K000203 48268R106000     KSWW      104          2         208.00 0020000519      164  005  G0371
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/03/96  05/08/96  B       6D  K000203 48268R106000     KSWW       83          2         166.00 0020000519      164  005  G0410
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/03/96  05/08/96  B       6D  K000203 48268R106000     KSWW      333          2         666.00 0020000519      164  005  G0409
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/06/96  05/09/96  B       6D  K000203 48268R106000     KSWW      124      1.875         232.50 0020000519      164  005  G0406
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/06/96  05/09/96  B       6D  K000203 48268R106000     KSWW     5483      1.875       10280.63 0020000519      352  005  G0407
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  17
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
05/07/96  05/10/96  B       6D  K000203 48268R106000     KSWW      166      1.875         311.25 0020000519      418  005  G0384
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/07/96  05/10/96  B       6D  K000203 48268R106000     KSWW     1666      1.875        3123.75 0020000519      792  005  G0383
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/08/96  05/13/96  B       6D  K000203 48268R106000     KSWW       21      1.875          39.38 0020000519      418  005  G0332
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/08/96  05/13/96  B       6D  K000203 48268R106000     KSWW      833      1.875        1561.88 0020000519       30  005  G0331
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/10/96  05/15/96  B       6D  K000203 48268R106000     KSWW      833       1.75        1457.75 0020000519      164  005  G0410
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/10/96  05/15/96  B       6D  K000203 48268R106000     KSWW     1498       1.75        2621.50 0020000519      161  005  G0409
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/13/96  05/16/96  B       6D  K000203 48268R106000     KSWW      541       1.75         946.75 0020000519      368  005  G0524
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/13/96  05/16/96  B       6D  K000203 48268R106000     KSWW      750       1.75        1312.50 0020000519      368  005  G0525
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/13/96  05/16/96  B       6D  K000203 48268R106000     KSWW     1000       1.75        1750.00 0020000519      277  005  G0523
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/13/96  05/16/96  B       6D  K000203 48268R106000     KSWW     2000       1.75        3500.00 0020000519      164  005  G0522
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/13/96  05/16/96  S       6D  K000203 48268R106000     KSWW     5000     1.8125        9062.50 0020000519      438  005  G0526
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY




                                                 ALLEN TRADE DATE HISTORY REPORT
PAGE :  18
DATE : 05-20-1996
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE        CASH1        ACCT#       BOS    RR#  TAG#
- --------  --------  -  ---  --  ------- ------------ -------- -------- ---------- -------------- ----------  -------  ---  -----
05/14/96  05/17/96  B       6D  K000203 48268R106000     KSWW       83      1.625         134.88 0020000519      161  005  G0440
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/14/96  05/17/96  B       6D  K000203 48268R106000     KSWW      166      1.625         269.75 0020000519      418  005  G0439
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/15/96  05/20/96  B       6D  K000203 48268R106000     KSWW       99      1.625         160.88 0020000519      418  005  G0571
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/15/96  05/20/96  B       6D  K000203 48268R106000     KSWW      250      1.625         406.25 0020000519      164  005  G0568
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/15/96  05/20/96  B       6D  K000203 48268R106000     KSWW      333      1.625         541.13 0020000519      164  005  G0570
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/15/96  05/20/96  B       6D  K000203 48268R106000     KSWW     1500      1.625        2437.50 0020000519      164  005  G0569
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/15/96  05/20/96  B       6D  K000203 48268R106000     KSWW    37000        1.5       55500.00 0020000519      501  005  G0567
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/15/96  05/20/96  S       6D  K000203 48268R106000     KSWW        8      1.875          15.00 0020000519      438  005  G0572
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/17/96  05/22/96  B       6D  K000203 48268R106000     KSWW      166      1.625         269.75 0020000519      418  005  G0371
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY


05/17/96  05/22/96  B       6D  K000203 48268R106000     KSWW     4333      1.625        7041.13 0020000519      164  005  G0370
                             KSW INC
                             WE MAKE A MKT IN THIS SECURITY

